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                                                                    Exhibit 16.1




                       [LETTERHEAD OF COOPERS & LYBRAND]




March 31, 1997



Mr. Michael J. Sheridan
Corporate Controller
Genesys Telecommunications Laboratories
1155 Market Street
11th Floor
San Francisco, CA  94103


Re:  "Change in Independent Auditor's" paragraph for S-1 filing

Dear Mr. Sheridan:

We have read the wording of the "Change in Independent Auditors" paragraph for the Genesys Telecommunications Laboratories filing on Form S-1. We agree with all statements made therein with respect to Coopers & Lybrand L.L.P. in its capacity as the predecessor auditors for the Company.

Please contact us if we can be of further assistance.


Very truly your,


/s/ Coopers & Lybrand L.L.P.
Coopers & Lybrand L.L.P.